Company Contacts: Tom Chesterman Tel: 510.601.2000 investor@bionovo.com	Investor Contacts: Joe Diaz, Robert Blum Joe Dorame Lytham Partners, LLC Tel: 602.889.9700 bnvi@lythampartners.com

Bionovo Notified by NASDAQ of Extension

Company Provided an Additional 180 Days to Regain Compliance

Emeryville, Calif. – March 18, 2010 -- Bionovo, Inc. (NASDAQ: BNVI) today announced that on March 16, 2010, the Company received a letter from NASDAQ stating that the Company has been granted an additional 180 day grace period, until September 13, 2010, to regain compliance with the minimum bid price of $1.00 required for continued listing on the NASDAQ Capital Market.

Bionovo intends to use its best efforts to regain compliance with the NASDAQ’s minimum bid requirement.

For further information on the relevant NASDAQ rules, please consult NASDAQ Listing Rules 5550(a)(2) – bid price, 5810(c)(3)(A) – grace period, 5810(b) – public disclosure, and 5505 – Capital Market criteria.

About Bionovo, Inc.
Bionovo, Inc. is a pharmaceutical company focused on the discovery and development of safe and effective treatments for women's health and cancer, markets with significant unmet needs and billions in potential annual revenue. The company applies its expertise in the biology of menopause and cancer to design new drugs derived from botanical sources, which have novel mechanisms of action. Based on the results of early and mid-stage clinical trials, Bionovo believes it has discovered new classes of drug candidates within its rich pipeline with the potential to be leaders in their markets. Bionovo is headquartered in Emeryville, California and its stock is traded on the NASDAQ Capital Market under the symbol, "BNVI". For more information about Bionovo and its programs, visit http://www.bionovo.com.

Forward Looking Statements
This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general, our ability to raise additional capital to fund our operations, and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated, or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, including, without limitation, our registration statement on Form S-1 filed with the Securities and Exchange Commission on September 10, 2009, which are available at www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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